EXHIBIT 99.1
Conference Call Transcript

CAT - 4Q 2009 Caterpillar Inc. Earnings Conference Call

Event Date/Time: Jan. 27. 2010 / 11:00AM ET

CORPORATE PARTICIPANTS
 Mike DeWalt
 Caterpillar Inc. - Director of IR
 Jim Owens
 Caterpillar Inc. - Chairman and CEO
 Dave Burritt
 Caterpillar Inc. - CFO
 Doug Oberhelman
 Caterpillar Inc. - Vice Chairman and Chairman-Elect

CONFERENCE CALL PARTICIPANTS
 David Raso
 ISI Group - Analyst
 Robert Wertheimer
 Morgan Stanley - Analyst
 Eli Lustgarten
 Longbow Research - Analyst
 Andrew Casey
 Wells Fargo Securities - Analyst
 Andrew Obin
 BAS-ML - Analyst
 Alexander Blanton
 Ingalls & Snyder - Analyst
 Ann Duignan
 JPMorgan - Analyst
 Daniel Dowd
 Sanford Bernstein Research - Analyst
 Joel Tiss
 Buckingham Research - Analyst
 Robert McCarthy
 Robert W. Baird & Co. - Analyst
 Henry Kirn
 UBS Securities - Analyst
 Barry Bannister
 Stifel Nicolaus - Analyst
 Jamie Cook
 Credit Suisse - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caterpillar year-end 2009 earnings results call. At this time, all lines have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Mr. Mike DeWalt, Director of Investor Relations. Sir, the floor is yours.

Mike DeWalt - Caterpillar Inc. - Director of IR

Thank you very much. Good morning and welcome to Caterpillar's year-end earnings conference call. I am Mike DeWalt, the Director of Investor Relations, and I'm pleased to have our Chairman and CEO, Jim Owens; our Vice Chairman and Chairman-Elect, Doug Oberhelman; and our CFO, Dave Burritt, with me on the call today.

As always, this call is copyrighted by Caterpillar Inc. and any use, recording, or transmission of any portion of this call without the express written consent of Caterpillar is strictly prohibited. If you would like a copy of today's call transcript, you can go to the SEC filings area of the investors section of our CAT.com website or to the SEC's website where it will be filed as an 8-K.

In addition, certain information relating to projections of our results that we will be discussing today is forward-looking and involves risks, uncertainties, and assumptions that could cause actual results to materially differ from the forward-looking information. A discussion of some of the factors that either individually or in the aggregate we believe could make actual results differ materially from our projections can be found in our cautionary statements under Item 1A, business risk factors of our Form 10-Q filed with the SEC on October 30, 2009 and also in our Safe Harbor language contained in today's release.

Okay, earlier this morning we reported results for the fourth quarter and the full year of 2009 and we provided an outlook for 2010. Sales and revenues were $7.9 billion for the quarter and $32.4 billion for the full year. That was about in the middle of our $32 to $33 billion outlook for sales and revenues in 2009. So, in general, sales and revenues were about as expected.

Profit in the fourth quarter was $0.36 per share, and that included redundancy costs of $0.05 a share. Excluding redundancy, profit was $0.41 a share. Full-year profit was $1.43 per share including redundancy costs of $0.75. Excluding redundancy, profit was $2.18 a share. At $2.18, profit was $0.13 higher than the top-end of our 2009 profit outlook, largely a result of favorable taxes.

The $7.9 billion of sales and revenues in the fourth quarter was down about $5 billion or 39% compared with the fourth quarter of 2008. And similar to prior quarters this year, the decline was primarily due to significantly lower end-user demand and continued dealer inventory reductions and partially offset by favorable price realization. Currency was also favorable to sales in the fourth quarter.

Fourth-quarter profit per share of $0.36 was $0.72 lower than the $1.08 in the fourth quarter of 2008 but given the $5 billion drop in sales and revenues, the $0.72 per share drop in fourth-quarter profit was relatively modest.

Significant cost reduction and favorable price realization helped to offset a large portion of the impact of lower sales volume. Combined, our manufacturing, R&D, and SG&A costs were $1.1 billion lower than the fourth quarter of 2008. For the year, sales and revenues of $32.4 billion declined about $19 billion or 37% from $51.3 billion in 2008. Machinery volume was off $13.9 billion. Engine volume was down $5.1 billion and currency impacts and financial products revenues were each negative over $400 million.

Dealer inventory changes contributed to the decline in year-over-year sales volume. To fully understand the impact on the 2009 versus 2008 change in sales, we need to understand what actually happened to inventory in both 2008 and 2009.

•	In 2008, dealers increased machine inventories by $1.5 billion and engines about $700 million. That means that our 2008 sales were higher than end-user demand by about $2 billion.

•
In contrast, dealers cut machine inventories $3.3 billion and engines about $600 million in 2009. That means that our sales of machines and engines were nearly $4 billion lower than end-user demand in 2009.

•
So there are two key points in here. First, when looking at the 2008 to 2009 year-over-year change in our topline. Dealer inventory changes drove about $6 billion of the $19 billion decline. The second key point is that we undersold end-user demand in 2009 and that is a positive for 2010.

Okay, let's turn to profit. For the full year, profit declined from $5.66 in 2008 to $1.43 in 2009.

Redundancy costs in 2009 were $706 million before tax, $471 million after tax, and had an impact of $0.75 per share. So again, excluding redundancy costs, profit per share was $2.18 in 2009.

Without a doubt, the drop in sales volume was the major negative profit driver. However, the impact of lower volume was partially offset by several favorable factors.

•
First, cost reduction was substantial. We had a strategy in place for the trough of business cycle and executed it early and aggressively to lower costs. For the year, manufacturing costs were favorable more than $600 million and SG&A and R&D costs combined were favorable $1.3 billion.

•	In addition, taxes were favorable.

•	Price realization was favorable about 3% and that is a positive impact of over $900 million.

•	Currency was a positive and product mix was favorable.

Without a doubt, cost reduction was a major focus and a big success in 2009 and I think most of you know that and we've talked about it throughout the year.

But there were a number of other successes in 2009 besides cost reduction and when you look at them in their totality, it paints a fuller picture of the hard work and the success achieved by the entire Caterpillar team in what was one of the most economically difficult years in modern history.

Here are some of the highlights:

•
First, despite the most significant percentage decline in our sales and revenues since the mid-1940s, we delivered solid profitability, $1.43 a share or $2.18 excluding redundancy. That included the 3% improvement in price realization in 2009 and in this demand environment, that was remarkable.

•
In addition to profit, it was a good year for cash flow. Machinery and Engines operating cash flow was about $3 billion in 2009. That is down from $3.6 billion in 2008 but considering the challenges that 2009 presented, it was a good year for cash flow.

•
The balance sheet dramatically improved in 2009. The debt to capital ratio for Machinery and Engines improved from 57.5% at year-end 2008 to 47.2% at year-end 2009. On top of the debt to cap improvement, we added significantly to cash. And on a consolidated basis, we held nearly $5 billion at year-end 2009.

•	Our financial position was helped by improvements in working capital, including a $2.4 billion inventory reduction. In addition, the net of accounts payable and accounts receivable was also favorable.

•
Strong financial position, continued profitability, and solid cash flow enabled us to maintain the dividend rate. The dividend was and is a high priority. We are pleased that we had the financial strength to maintain the dividend rate in such a difficult environment, a year that saw many companies eliminate or cut their dividends.

•
Despite nearly frozen debt markets in late 2008 and early 2009, Caterpillar and Cat Financial maintained good access to capital markets for both short-term commercial paper and long-term debt and without participating in government programs.

•	For both Caterpillar Inc. and Cat Financial, we maintained our mid-A credit rating in 2009.

•
And speaking of Cat Financial, during a very tough year for banks and financial companies in general that saw many of them fail or lose money, Cat Financial was solidly profitable in every quarter of 2009 and it is also noteworthy that Cat Financial's past dues improved during the fourth quarter.

•
In addition, we funded pension plans by $1.1 billion in 2009 through a combination of cash and Caterpillar stock. The Cat stock appreciated about 60% from the time it was contributed in May to year-end 2009. In addition, the funded status of our pension plans also improved from 61% at year-end 2008 to 76% at the end of 2009.

•	In terms of investment for the future, we did reduce capital expenditures in R&D from record highs in 2008.

•	However, we were still able to invest $1.3 billion in CapEx in 2009, and our R&D was the second-highest year on record.

The highlights for the year wouldn't be complete without touching on the entire Caterpillar team, our employees, our suppliers, and our dealers.

•
Cost reduction, while necessary to keep the Company strong and positioned for long-term success was painful. Many people lost their jobs and many others endured rolling layoffs, cuts in compensation and uncertainty about the future. Throughout 2009's economic troubles, our employees pulled together to get the job done. Our accomplishments in 2009 are a result of a dedicated and engaged workforce. And for those employees listening to this call, thank you.

•
Many of our suppliers had a tougher year than we did. In addition to weak end-user demand and the impact of Cat dealer inventory reductions, they saw even deeper cuts as we reduced inventories in our factories. They responded and we did not experience significant supply disruption from our supply base and that is a testament to their ability to manage through a very tough year.

•
Finally, it is appropriate to wrap up a summary of 2009 accomplishments and highlights with a comment on Cat dealers. The dealers are a significant competitive advantage. They are very well run businesses that are well established in their territories and they have a strong reputation for customer service. It is partly because of the focus on service and aftermarket support that our dealers were able to weather a very tough year like 2009 and I'm pleased to report that the Caterpillar dealer network is intact.

Okay, that should wrap up 2009. Let's look forward to 2010. The good news is that both economic data and what we are seeing in our business points to a better 2010. From an economic standpoint, we expect that the world economy will grow more than 3% in 2010.

•	We expect that interest rates will remain low. With unemployment rates high, inflation low, and plenty of slack capacity in the economy, we don't think there's a need for higher interest rates.

•
While we don't think inflation will become a problem, we do expect that some central banks may implement precautionary rate increases. And our outlook reflects an increase by the Federal Reserve to 1% and an increase by the European Central Bank to 2% by year-end 2010.

•
Most commodity prices that are important to our business improved during 2009 and are at levels that are above what we believe is needed to encourage increased production and investment. We also expect that improving economic conditions will add to world demand for most commodities.

•
Recovery in the world economy is being led by developing economies, which are growing again. China is important and we expect continued good growth. In addition, we are expecting better growth in 2010 for most of the developing world.

•
However, developed economies have performed poorly and recoveries have been slower to advance. We expect that developed economies will grow much slower at about 2% in 2010, which should maintain significant excess capacity in the economy and should keep inflation subdued.

•	In that 2% number for developed economies we expect US growth of about 3.5%, with slower growth of about 1.5% in Japan and 1% in Europe.

Now based on our economic outlook, we expect that our 2010 sales and revenues will be up 10% to 25% from 2009.

Key elements of that forecast include:

•
First dealer inventory. In 2009, again dealers reduced new machine inventories by $3.3 billion and engines by about $600 million, and again that was negative for our sales last year of almost $4 billion. In 2010, we don't expect much change in dealer inventories and so dealer inventory is the most significant year-over-year positive for sales.

•
Growth in the world economy is driving improved demand for commodities and that along with favorable commodity prices should be positive for mining-related sales in 2010. And over the past few months, mining-related order activity has increased substantially and we expect increased production of mining-related equipment in 2010.

•	Improved economic conditions, particularly in the developing economies, should also improve construction spending and increase end-user demand for machinery.

•
While machinery sales are expected to increase in 2010, at the midpoint of our outlook range, engine sales are expected to decline. 2009 was a record year for turbine sales and large reciprocating engine sales were relatively strong through the first half of 2009. While we expect another good year for turbine sales, we are forecasting moderation from 2009's record level.

In terms of profit at the midpoint of the outlook range for 2010 sales and revenues, we expect that profit will be about $2.50 a share.

The most significant positive for the 2010 profit outlook is sales volume, again, primarily driven by higher machine sales.

•	Redundancy costs should be favorable compared with 2009. While redundancy costs were $706 million in 2009, we do not expect significant charges in 2010.

•	Material costs are expected to be favorable in 2010.

•	Improved operating efficiency should also be a positive, a result of higher production volume and continuing improvement from the Cat Production System.

•	Price realization is expected to be slightly favorable but the improvement is anticipated to be small relative to 2009's improvement.

•
Financial products profit before tax is expected to be about flat compared with 2009, as the impact of improving economic conditions on the performance of their portfolio is expected to be about offset by the impact of lower earning assets.

While we are encouraged by improving economic conditions in 2010, there are several important factors that are expected to mitigate the improvement in profit.

•
The most significant is income taxes. In 2009, if you exclude redundancy costs and the tax related to redundancy, income tax was actually favorable about 3% of profit before tax, and again that's excluding redundancy. That was a combination of a very favorable geographic mix of profits and losses from a tax perspective and $133 million of tax benefits, primarily related to the settlement of prior-year returns. Our 2010 outlook of $2.50 a share assumes a tax rate of 30%, which is more in line with historical levels.

•
In addition to taxes, product mix is expected to be unfavorable. The impact of dealer inventory declines in 2009 had a more significant negative impact on smaller, low-margin machines. As a result, production and sales of smaller machines will likely be proportionately higher in 2010. In addition, while total sales and revenues are expected to be up 10% to 25% in 2010, sales of relatively higher-margin turbines and large reciprocating engines are expected to decline.

•	In addition, LIFO inventory decrement benefits in 2009 were $300 million and we are not forecasting additional LIFO decrement benefits in 2010.

•	R&D expense is expected to increase about 20%, primarily to support product development programs related to EPA Tier 4 emission requirements.

•	Another unfavorable item is related to currency. In 2009 in the other income and expense line on the income statement, we had favorable currency impacts that we are not expecting to repeat in 2010.

•	Depreciation and pension expense are also expected to increase.

•
Finally, earnings per share is being impacted somewhat by a higher share count. This is the result of the stock contributed to the pension plan in the second quarter of 2009 and some increase in dilution related to equity-based compensation.

One final point about 2010, and that is we expect improvements to ramp up as we progress through the year. That is just the opposite of what happened in 2009. The first quarter of 2009 was our highest quarter for sales and revenues in the year. In 2010, the first quarter will likely be the lowest. So on a year-over-year comparative basis, the first quarter will be the toughest comparison by far.

We don't provide quarterly sales and profit guidance and we don't plan to start, but it's safe to say that we expect that the first quarter of 2010 will be well less than a fourth of the year's outlook for sales and profit.

Okay, that summarizes the outlook.

We certainly had a roller coaster year in 2009, severely depressed demand and significant reductions in dealer inventories, partially offset by very good execution by the entire Caterpillar team. Finally, we are optimistic about a return to growth in 2010.

With that, we are ready to take your questions.

QUESTION AND ANSWER

 Operator

Thank you. (Operator Instructions) David Raso.

 David Raso - ISI Group - Analyst

ISI Group. Good morning, everybody. Given we can only ask one question with no follow-up, I will somewhat try to weave two related questions together. Given what I'd view as disappointing fourth-quarter margins for the Engines business, I would appreciate your view on your Engines margins for 2010. And when it comes to the midpoint of your sales guidance, the lack of dealer destocking in '10 would achieve 13.5% of your 17.5% sales guidance midpoint. So obviously there's some retail sales growth baked in.

Are you assuming North American machine growth at the retail level is positive? And any other color around any other geographies? I know you mentioned China. I'm just thinking what is the net retail offset for the engine business being down?

 Mike DeWalt - Caterpillar Inc. - Director of IR

Okay, David, this is Mike. I will start out. Certainly Engine margins in the fourth quarter were actually pretty good at nearly 10%, but they are down from earlier in the year. In fact, I think they peaked in the second quarter. We had particularly good sales of turbines in the second and third quarter and big diesels, higher-margin diesels were strong certainly through the second quarter. So I think much of the decline in Engine margin in the fourth quarter was related to mix.

In terms of your question on next year's retail sales, we do have a small increase built in for retail sales for North America next year, but certainly the most significant increases are outside the US, in Asia, Latin America.

 Jim Owens - Caterpillar Inc. - Chairman and CEO

I would just echo that. Jim Owens, David. Our dealers and customers in the US are pretty sanguine about the economic recession that we have just come through and a lot of uncertainty. Most of the strength in machine retail sales is coming outside the US in commodity-related sectors and developing countries.

 Operator

Robert Wertheimer.

 Robert Wertheimer - Morgan Stanley - Analyst

Hi, good morning, everybody. It's Morgan Stanley. My question is on mining demand capacity. Could you talk about whether it's conceivable from a demand front to be back towards the peak levels in 2010 on mining? We're hearing very bullish things generally on mining. Second, could you review the status of your capacity transition of the graders to Texas? Are you in a position to produce right now your prior peak capacity? How far above that do you think you could go when you get that completely finished?

 Mike DeWalt - Caterpillar Inc. - Director of IR

Thanks, Rob. Good question. I think it largely depends upon which part of mining we are talking about. If you look at the really big trucks, say 785 and above, we are looking for a pretty good year, I would say approaching 2008. But we are in a situation where US coal is still very weak and so things like big tractors and maybe the 100-ton trucks that are big in US coal not up as much as the really big trucks.

So I think all in all it's going to be a pretty good year for mining, particularly the big trucks serving Latin America and Asia. Probably less so in the US.

 Jim Owens - Caterpillar Inc. - Chairman and CEO

I think just on the capacity capability ramping up, there was a good article in the Wall Street Journal today, we have -- first off, we spent and I think a great tribute to our employees. We had very solid progress on deployment of the Cat Production System, steady improvement throughout the year 2009. A lot of process discipline. We are working hard with our supply base and we started that some months ago to be in a position to ramp up much more smoothly and rapidly than we did in the past with good pull through. I think that gives -- quite frankly nobody is very good at forecasting capital goods sales and how fast it might ramp up. The key is being able to ramp up and do so pretty smartly, and I think we are largely capacitized for north of $50 billion in sales.

So our ability to ramp up is really a function of how well we manage the supply chain and suppliers and we have -- we are way out in front compared to any previous cycle I know of in getting ready for that eventuality.

 Operator

Eli Lustgarten.

 Eli Lustgarten - Longbow Research - Analyst

Longbow Securities. Good morning. And Jim, we will probably miss you and welcome Doug to the fold. Can I get a clarification? Foreign currency benefits for the quarter and the year, can you actually quantify what they were to income? And can you talk a bit about China, what's going on in your business growth? Are you -- your profitability in China since you are going into the two tier -- two product line strategy, the level of profitability we can expect out of China and how much it can help us in 2010?

 Jim Owens - Caterpillar Inc. - Chairman and CEO

That was a long single question, Eli.

 Eli Lustgarten - Longbow Research - Analyst

Well, you know, we know we are going to miss you so we've got to keep you around a little bit, Jim.

 Jim Owens - Caterpillar Inc. - Chairman and CEO

I was a little disconcerted by the "probably" going to miss me. Doug will do a great job.

 Mike DeWalt - Caterpillar Inc. - Director of IR

I'll start out with just a quick currency. We have currency flowing through the financial statements in a number of areas. We have hedging and translation gains in the other income expense line, and that was favorable. That was a positive number every quarter this year and I think the total of that in the fourth quarter was -- I don't remember the exact amount, Eli, but I think in the sort of $50 - $60 million range.

And in our -- there is a table in the outlook that shows the impact on operating profit versus the fourth quarter a year ago. That is in the release. Next year, by the way, I'll just make a comment on that in 2010. We would expect that most of the hedging gains that we had on that other income and expense line that were favorable actually in 2008 and 2009, we are not expecting that to repeat in 2010. So that is certainly a negative in 2010.

 Operator

Andrew Casey.

 Andrew Casey - Wells Fargo Securities - Analyst

Wells Fargo Securities. Good morning. My question is about the implied incremental margin at the earnings guidance midpoint, which if I ex out redundancy incremental R&D for 2010 in the absence of the '09 LIFO benefit, it appears to be around 30%. I am trying to understand the puts and takes in addition to the negative mix that you addressed. What sort of incremental pension expense should we be expecting? And is there any core operating cost benefit reversal expected?

 Mike DeWalt - Caterpillar Inc. - Director of IR

Okay. On incremental margins I think the biggest headwind, Andy, definitely is product mix. You know, in the sales increase if you think about what's driving the sales increase, there's a lot of small machine business improvement in there and some of that is from end market demand, but a lot of it is because 2009 was hurt so bad with the dealer inventory reductions. And dealers would tend to inventory more of the smaller and midsized product rather than, say, the big mining product, for example. So a lot of the machine increase this year -- not all of it but a lot of it, proportionately more of it would be smaller low-margin machines. And so that is going to be a drag on overall incremental margins.

We talked about Solar being down, turbines. We talked about large reciprocating engine business being down. And if you look at machines versus engines operating margins this year clearly engines are higher margin and big recips and turbines are a big driver. With them down, that is going to contribute to that negative mix. So mix is a pretty sizable negative driver.

The flipside of that -- well, I should also say pension is going to be negative. I think the number will probably be less than $200 million, but definitely negative like R&D. I think from a positive standpoint, and we mentioned this in the release but I will reiterate it here, we're looking for better operating efficiency next year. That ought to be a positive as we go into 2010 and material costs ought to be a positive as we go into 2010.

Price overall, not so much. We said less than 1%. I wouldn't count on price being a big driver next year. So positives: material costs, efficiency. Negatives: R&D, product mix, pension, a little depreciation. Okay. Next question, please.

 Operator

Andrew Obin.

 Andrew Obin - BAS-ML - Analyst

Bank of America-Merrill Lynch. Just a question -- when you talk about destocking in the dealer channel because the mining organization is somewhat separate from the rest of CAT, does the $3.54 billion that you are talking about, does it include mining or is mining separate?

 Mike DeWalt - Caterpillar Inc. - Director of IR

Yes, it would be everything. It would be all the new machines so there are some mining machines in there although that's not normally something dealers inventory much of.

 Andrew Obin - BAS-ML - Analyst

As I'm thinking -- what I'm driving at, when you talk about production increase related to mining versus production increase related to destocking that took place in '09, I should be thinking of those as two separate events, right?

 Mike DeWalt - Caterpillar Inc. - Director of IR

I think if you're looking at small machines, I think the inventory destocking probably has a more significant impact on our year-over-year production increase and I think if you are looking at mining, I would think -- it's not that there's no inventory impact but I think end-user demand is looking pretty good.

 Andrew Obin - BAS-ML - Analyst

Any destocking on Engines?

 Mike DeWalt - Caterpillar Inc. - Director of IR

I'm sorry?

 Andrew Obin - BAS-ML - Analyst

Engines in 2010.

 Mike DeWalt - Caterpillar Inc. - Director of IR

What about Engines in 2010?

 Andrew Obin - BAS-ML - Analyst

Will there be destocking on engines in 2010?

 Mike DeWalt - Caterpillar Inc. - Director of IR

No, we said in the release we did not expect much change in dealer inventory one way or the other. That goes for machines and engines. Okay, let's move on to the next question.

 Operator

Alexander Blanton.

 Alexander Blanton - Ingalls & Snyder - Analyst

Good morning, it's Ingalls & Snyder. I would like to just go back to the incremental margin question for a minute, because you had outstanding incremental margins or decremental margins, I should say, in the fourth quarter because the sales were down about 41% in Machinery and Engines but your gross margin actually went up almost 170 basis points, 18.64% versus 16.95%. And that is a 14.5% decremental margin, which I would have said before this quarter or this year would have been impossible on that kind of a sales decline.

So that indicated tremendous cost reduction in which your costs were almost rendered virtually all variable because your margins actually went up. So when I take your guidance for next year of $2.50 this year, and work back upwards as Andy Casey did, I actually came up with a little higher incremental margin if I adjust for the LIFO of about 40% with a normal (multiple speakers)

 Mike DeWalt - Caterpillar Inc. - Director of IR

Do you have a question in here, Alex?

 Alexander Blanton - Ingalls & Snyder - Analyst

Yes, I do, but the question is this. Why isn't it greater? Because 40% would be a normal incremental margin and normally you do get these product mix changes during a recovery. So it would seem to me that you are being very conservative in looking at next year and looking at only a normal incremental margin when you have been doing so much better with sales falling.

 Mike DeWalt - Caterpillar Inc. - Director of IR

Okay, this is probably going to be a reiteration a little bit of what we already said, but our normal variable margin is in the low 30s. If you ever get to a point where incremental margins are above that, it's because you would have either a favorable mix or a strong quarter of price. But just our variable margin would usually be in the low 30s.

We did have a good quarter on cost in the fourth quarter particularly compared to the fourth quarter a year ago. Our costs were down about $1 billion versus fourth quarter a year ago. And again, I think the headwinds on incremental margin next year are definitely product mix, R&D costs, no LIFO benefits. But a lot of that is offset by operating improvement and material cost reductions.

So on balance, there are items on both sides of the equation in terms of better or worse. But I wouldn't say 40% would be normal. That would be well above, I think, what our normal variable margin rate would be.

Okay. Thanks, Alex. Next question.

 Operator

Ann Duignan.

 Ann Duignan - JPMorgan - Analyst

Good morning, JPMorgan. Jim, my question is around your outlook for GDP growth globally. You still remain bullish on China. Have the events of the past week in China maybe tempered your outlook or caused you to be any way more hesitant on your strong outlook for growth in China this year and next? I know you guys expect China's construction or infrastructure to remain strong this year but would you anticipate it slowing into 2011 then on the back of the financial actions in China over the past week?

In that context, I know this is running on, what macro outlook would cause your revenues to be only up 10% and what would cause your revenues to be up closer to the 25%?

 Jim Owens - Caterpillar Inc. - Chairman and CEO

Well, we think there's a long-term megatrend towards real growth in the emerging market theater being substantially higher than in the OECD world. I don't think anything has changed that. I think the Chinese government is responding to very robust growth in the last six months, going probably north of 10%, and their concern about creating an inflationary bubble longer term. I think it is probably pretty prudent on their part to at least tap on the brakes here. Hopefully tap on the brakes, not send everybody through the windshield.

But I think there's high probability they will be able to sustain growth between 8% and 10%, while moderating a little bit coming out of the very aggressive stance they took with monetary and fiscal policy to stimulate growth in the face of a dramatic drop in their exports to the rest of world and sustain employment.

So I think they have done rather masterfully in macroeconomic management through the cycle so far. But we still think that not only China but India, Southeast Asia, parts of the Middle East, Brazil, and now even Russia are starting to come back in terms of their macroeconomic fundamentals. And there's a lot of monetary and fiscal stimulus awash in the global economy that gives us a lot of confidence that the recovery will continue to move forward next year and actually should gain some steam particularly as the US and other OECD countries gain steam towards the latter half of next year or this year.

The key -- I will just stop on this point. The key I think for China and the emerging market theater is not so much the domestic demand for our equipment, it's the fact that they drive commodity prices in a big way and we think commodity prices -- there was a period where there was a lot of financial speculation in those markets. That seems to have wrung itself out.

In order to increase capacity, there is investment required and therefore we are still pretty optimistic about the long-term prospects for energy development and mineral development capacity increases that are needed and we still have a fleet of equipment out there that is pretty old. So that leaves us pretty optimistic about those sectors.

 Operator

Daniel Dowd.

 Daniel Dowd - Sanford Bernstein Research - Analyst

Sanford Bernstein. Good morning. Let me actually turn to a different issue. What are the circumstances under which you would start to use the cash on the balance sheet for other uses? What would those -- how would you think about those uses? I guess as a related issue, how do you feel you are -- in the wake of Bucyrus' acquisition of Terex's mining-related businesses, how do you think your mining business is competitively positioned against Bucyrus?

 Dave Burritt - Caterpillar Inc. - CFO

I'll -- the first question, this is Dave. Let me just talk about the uses of cash. Certainly we're watching this very closely and one of the things we want to do is make sure we maintain our current credit rating. And you are quite familiar with kind of our priorities for cash in terms of the growth of the business, making sure we keep the healthy pension plan and all the activity that we had this year with the exceptional returns, we want to make sure that we maintain the dividend and with the possibility of taking that up if the business should return. But our focus is making sure that we are very close to the rating agencies. We had updates this week and we'd like to get back to a stable outlook before we start buying back stock. But hopefully we can move that up as we continue to make progress with them.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman and Chairman-Elect

I will add to that -- Doug Oberhelman here -- emphatically that the principal strategic uses of our cash and our balance sheet have not and I don't think will change, as Dave just outlined. Once we get past this recessionary environment, once we hear from the rating agencies that they are stable with where we are going on this, you could expect us to get back into our mode that we have been in for many years that Dave just outlined, growth, pensions, dividends and stock repurchase. That is unchanged and I do not expect that to change in the future.

 Jim Owens - Caterpillar Inc. - Chairman and CEO

Maybe to touch on just the mining thing briefly, we obviously have been watching the industry very carefully. I think we have made some significant gains in the last year in our share of that total market and as it has been more depressed and we have had capacity. But we are very much focused on and in fact are making fairly significant investments in '08 and part of the investment we continued in '09 is to expand our mining truck capacity and we are looking at other mining-related product expansions to strengthen our position in what is I think a very strong global leadership position in that space.

So we look obviously and have looked at acquisition opportunities. We didn't feel we wanted to chase things on a price basis and we think we have the ability to organically grow and, with small acquisitions, to strengthen our hand in that space which we have been a long-time leader in.

 Operator

Joel Tiss.

 Joel Tiss - Buckingham Research - Analyst

Hi guys. I'm still at Buckingham, and just two things. Can you give us the level of backlog at the end of the year? My angle is I am trying to figure out if there is anything building here that could get turbines and large engines to look better for 2011. And then can you square rising commodity prices with your favorable material cost outlook for us? Thank you.

 Mike DeWalt - Caterpillar Inc. - Director of IR

Two things. On backlog, we commonly report a backlog number in the Q. I actually don't know what the dollar number is, but I know throughout the fourth quarter order rates from dealers were up, so that is pretty positive. A lot of mining orders went on the books late in '04, so that's positive. I don't know what the number is though, Joel. We'll put that in the Q. But it's looking up.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman and Chairman-Elect

Maybe Joel, I will just take a crack at the engine situation. I won't comment about 2011 at all, but I want to talk about 2009 and where we are with that. There's a lot of moving parts within that engine segment of ours. We had a great banner, boom year for Solar. We had a solid year for our large recips that tailed off during the year as we reported. If you look at our operating margin though and pull out the redundancy in 2009, our operating margin was -- and a bit self-serving on our part -- was spectacular. Particularly with redundancies for the Seguin, Texas plant, which is underway. The walls are up. Some machine tools are installed and that is on plan for midyear production. Particularly with continued heavy investments in '09 for Tier 4, which is coming up at the beginning of 2011, and then a continued headwind and drag from the residual of our on-highway business, as we have talked to you before, particularly in August at the analyst meeting.

As we work through those in '10, a lot of things are happening. Again Solar is going to be down a bit. Large recips will be down a little bit in the early part of the year, but on the positive side, we've got a lot of tailwinds going for us as we get Seguin online and our Tier 4 goes into 2011.

So I would just say on the Engines side, '09 it was definitely the trough as we see it. We're very happy with the solid margins we have and I know many of you have asked, how low do they go? I won't comment on that, but we are thinking that it is a lot more stable business going forward than in the past as we work through some of these structural changes that will come to fruition for the most part by the end of '10.

 Operator

Robert McCarthy.

 Robert McCarthy - Robert W. Baird & Co. - Analyst

It's Robert W. Baird & Co. Can you hear me okay? Okay, I wanted to ask about actually a little bit different than the way it has been asked, about order cycles and what you are expecting there. First on the Engines side, specifically oil and gas energy are the key markets for high-end of your business. We understand the revenue forecast, but with high commodity prices, can you speak to whether you would expect orders to turn around in 2010 and which sectors within the Engine business could then lead us into recovery in that business?

Then on the Machinery side, we keep talking about smaller machines, but I think it would be useful if we could get a little bit of a definition around that. Are we talking specifically about BCP or is it a larger definition of that? And can we get a little better quantification of how important small machines were to the inventory changes last year? Clearly it was more than half. Was it more than three quarters of the number? Thank you.

 Mike DeWalt - Caterpillar Inc. - Director of IR

Okay, that was quite a few questions wrapped together. I think I will start at the end of that with small machines. I think in this context, I think what I am really trying to distinguish in the discussion here is that, generally speaking, the bigger the machine, usually the better we do in margins. It is not 100%, but I think that's a reasonable rule of thumb.

We are talking about a good environment this year for mining. We mentioned that in the release, but I think that if you look at what happened to dealer inventory, it did affect BCP product. It affected midsize excavators, midsize wheel loaders, not just BCP. And for the most part mining equipment, big mining equipment would certainly be better margin than the lot.

Another point here, I guess I don't think we made maybe strongly enough, and that is, you know, when we talk about machinery and we talk about engines, our integrated service businesses other than financial products are embedded in machinery and embedded in engines. And they tend to be higher margin than some of the machines, particularly small machines. While we expect those businesses to be up, I think the dealer inventory impact on new machines is going to be a big driver in this year's sales and new machines are generally lower margin in general than engines. You can look at the operating profit for engines this year versus machines this year.

And then if you dig down deeper, it's BCP, small excavators, small wheel loaders. The kinds of things that dealers would inventory as opposed again to, say, mining. So I think BCP certainly wasn't the entire change in inventory. It was in probably most machine categories, but I think if you were to look at midsized and small machines, that's the kind of thing that dealers proportionately would inventory more of.

 Jim Owens - Caterpillar Inc. - Chairman and CEO

Maybe just one other bit of color. If you think about our small and core machines, this would be up through midsized machines, that deal with housing-related industries and down, most of those industries worldwide dropped between 65% and 80% in this business cycle. So capacity utilization very low and that capacity is in place, so it is a matter of our ramping up and getting the efficiencies of scale flowing back through our facilities on the way up.

We are not talking about so much building dealer inventory as the absence of declining dealer inventories next year. And a big ramp up in volumes there and therefore very attractive capacity utilization is very much a function, as it always has been, of the macroeconomic recovery in the world.

So the big issue and question and maybe range of -- reason we have a range on our volumes is uncertainty about how strong this V-shaped recovery might be and what you think about that. Good people are going to disagree about how this economic recovery is going to look worldwide and we are capacitized for a return to normal times. But as you know when you drop that much percentage-wise, it takes quite a while to rebuild that kind of industry levels of activity. So keep that in mind.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman and Chairman-Elect

Yes. Jim, let me just add that is a great kind of lead-in to the discussion around oil and gas that you alluded to and asked about. No question gas, particularly natural gas in North America, is depressed. We have seen the shale oil or the shale gas come on in a big way the last two or three years, which have added to supply, a remarkable turnaround in North America certainly. But we do see the oil business picking up. Demand for our products that we use around petroleum. We see order rates still flat to declining around gas.

The wild card, though, as Jim mentioned, is economic growth. If we see a V, we see growth picking up around the world later as we go through 2010, that gas and oil is going to go. It is remarkable to me that gas is 20% up from a year ago, $5.50. And certainly in most of our lifetime and certainly in the history of the industry, gas at $5.50 and oil at $75, $70, $80 are just very high prices. That drove a lot of investment. We will work through that particularly with the drop in demand, but the long-term forecast for energy consumption if you look at it out through 2025, short, medium, and long, is a growing rate and we see that business going up.

So it's a question of when the turn is and as Jim mentioned, a lot of that depends on '10 GDP growth.

 Operator

Henry Kirn.

 Henry Kirn - UBS Securities - Analyst

Good morning, guys, it's UBS. You mentioned that pricing would be modest this year, but could you give a little more granularity about where you might be able to put through price increases and where it might be more challenging?

 Mike DeWalt - Caterpillar Inc. - Director of IR

Well, I think there's not going to be much price increase really anywhere. Our total for the year we are looking to be somewhere less than 1%. So I don't think there's any place that I'm aware of where there are going to be big price increases pushed through. I think I would characterize next year as more kind of a steady year for pricing. Okay, we're ready for the next question.

 Operator

Barry Bannister.

 Barry Bannister - Stifel Nicolaus - Analyst

Stifel Nicolaus. Earlier it was asked and it wasn't answered what would be the profit or margin impact of introducing a second product line for the emerging markets of a lower priced, less specified machine, perhaps one based on the SEM brand in China?

So if you would just answer that question, that would be good. And then secondly and related to that, I am trying to understand why in response to the earlier question with every commodity going up steel, copper, tubes, hoses, why your material cost would go down in 2010. Just those two follow-ups from earlier questions, please.

 Jim Owens - Caterpillar Inc. - Chairman and CEO

Let me take a shot at that. We have been selling SEM products, which is a mid tier, as we would call it, product in China for the last year. We think that demand will continue to grow and grow pretty rapidly as we are putting it through increasingly the Caterpillar rental store network in country. We have made that product a better more robust. I would say we have reasonably attractive margins on it. It's lower cost, probably less long-lasting, but margins in line with the smaller end of our product line in profitability.

We are looking at other mid tier products which we will gradually introduce this year that will be sold primarily in emerging markets at a lower price point that again will have somewhat less features and somewhat less longevity but which we think speaks to the customer needs in those countries. But again, I think margins in line with the smaller end of our midrange and core machines.

So that we are growing, and simultaneously we are growing the Caterpillar branded and investing pretty heavily in particularly our dealers in the region, in dealer capacity and these things I think we have been making those investments in our capacity in China and are continuing to grow our emerging market manufacturing capability and capacity and supplier network.

On the material cost side, we are -- we have had dedicated teams working with all of our product managers on ways to reduce material costs. Some of this is engineering changes, standardization of specs, consolidation of suppliers on a worldwide basis, and just outright negotiations and being sure that we are getting materials at equal or better price than any of our competitors could get it. We are the volume leader in our industry worldwide. So it's just gotten a tremendous amount of focus.

We have -- we are pretty confident in the line of sight to having material costs decline slightly next year in spite of the fact that commodity prices are holding at pretty good levels.

I don't know, Doug, do you want to add anything to that? I know (multiple speakers)

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman and Chairman-Elect

Yes, I think that's very accurate. We have had a laser focus on specs -- specifications, simplification across steel for over a year. We have had great luck with our teams in identifying top to bottom efficiency reductions in the way we buy and purchase and design and there's really a renewed effort to get after that that is the majority of that answer.

 Mike DeWalt - Caterpillar Inc. - Director of IR

All right, good. I think we have time for one more.

 Operator

Jamie Cook.

 Jamie Cook - Credit Suisse - Analyst

Good morning. Most of my questions have been answered. I guess just sort of what's left, how you guys are thinking about machinery margins in 2010. I'm assuming that we are back in the -- we are back profitable. Do you think about it that way, assuming the low or the high end of guidance? Is there anything that we need to be aware of as we think about how the quarter has progressed?

You talked about production, but is there anything else in terms of mix, in terms of material cost price, ramp for the year I guess? Any other things unusually about the quarter? And is it too -- can we think about profitability happening or returning to profitability in the first half or is that too early?

 Mike DeWalt - Caterpillar Inc. - Director of IR

Well, I think it largely will depend upon how the volume ramp plays in and I think we see that from fourth-quarter levels, we do see volume going up as we go into the year and ramping up through the year. So that should be positive. Some of the cost increases like pension, that will happen right away in the first quarter. Decrement benefits, LIFO benefits that we had in the fourth quarter will certainly go away in the first quarter.

But in terms of the overall operating things that we've talked about, you know material costs, increases R&D, sales mix, I don't see anything massively unique about the first quarter. I just think the volume is going to ramp in as we go through the year. And volumes should help machinery margins in 2010.

I know our -- if you look at our profit after tax going from $2.18, excluding redundancy, to $2.50. On an after-tax basis and on a per-share basis, the improvement is not nearly as much as the before tax or operating profit improvement and that's because of the taxes. So if you were to look at operating margin, it would be improving next year more than the profit per share number might indicate.

So with that, I think we're about out of time and we will wrap it up and I look forward to talking to many of you over the coming days. Thank you very much.